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                                                                    Exhibit 10.6

                      NON-EMPLOYEE DIRECTORS' COMPENSATION

      Each non-employee director of Forrester Research, Inc. receives an annual retainer of $10,000, payable quarterly in arrears, and members of the Audit Committee of the Board of Directors receive $1,500 for each meeting they attend, with the Chairman of the Audit Committee receiving an additional $5,000 per year. In addition, members of the Board of Directors are reimbursed for expenses incurred in attending any meeting of the Board of Directors or a Committee thereof.